Exhibit 99.1

3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Strong Growth in Revenues, Profits and Free Cash Flow for Fiscal 2018 First Quarter Financial Results

RONKONKOMA, NY – June 14, 2017 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2018 first quarter ended April 30, 2017.

Fiscal 2018 First Quarter Financial Results Highlights

•	Financial results and operating performance reflect management’s successful implementation of key strategic initiatives:
o	Growth in profitability and cash flow
o	Cost controls, expense management and balance sheet optimization
o	Investments in product development and new vertical markets
•	Net sales for 1Q18 of $23.0 million increased 12.7% as compared with $20.4 million in 1Q17
•	Gross profit for 1Q18 of $8.6 million increased 26% from $6.8 million in 1Q17
•	Gross margin as a percentage of net sales in 1Q18 was 37.3%, up from 33.3% in 1Q17
•	Operating expenses decreased to $6.1 million in 1Q18 or by 7.9% from $6.6 million in 1Q17
•	Operating income increased to $2.5 million or to 10.8% as a percentage of net sales in 1Q18 from $169,000 or 0.8% as a percentage of net sales in 1Q17
•	Net income increased to $1.7 million in 1Q18 from $3,000 in 1Q17
•	Basic and diluted earnings per share of $0.24 and $0.23 in 1Q18, up from $0.00 and $0.00 in 1Q17
•	Free cash flow of $2.2 million in 1Q18 increased from $740,000 in 1Q17
•	Cash at end of quarter increased 14% to $11.8 million from $10.4 million at beginning of fiscal year
•	Total debt reduced by 47% to $3.1 million at the end of the quarter from $5.8 million at the beginning of the fiscal year
•	Stockholders’ equity increased by over 2% to $73.2 million at the end of 1Q18 from the beginning of fiscal 2018

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “In the first quarter of fiscal 2018 we delivered strong growth in revenues, profits and free cash flow. The improvements in financial results and many operating performance measures reflect our management team’s successful implementation of key strategic initiatives that build upon the progress made in the fourth quarter of fiscal 2017.

“Lakeland’s strategic imperatives are directed at improving our global presence and competitiveness while executing with operational effectiveness. As a result, we delivered with growth in profitability and cash flow, which benefited from our ability to take greater control of our costs and expense levels. At the same time, while we continued to optimize our balance sheet, we have been able to enhance our position through investments in product development and penetration of new vertical markets.”

“We have been leveraging the advantages of our unique operating platform to deliver top line growth in excess of our addressable global market while demonstrating operating leverage as one of the most advanced and lean personal protective equipment (PPE) manufacturers with a global presence. We peg our global market growing at an estimated annual rate of between 2% to 7%, which our growth exceeded in the first quarter. We are performing well and have been positioning the Company to take advantage of the significant opportunities for continued growth on a global basis.”

“Both domestic and international revenue increased in the first quarter as the dollar modestly strengthened from the prior year in many of the markets in which we operate, while consolidated in-country sales in local currencies increased from the prior year period. Approximately $12.7 million in domestic sales for key product lines remained flat in the quarter due to continued weakness in the oil and gas sector, but our profitability was enhanced as we transitioned away from lower margin subset markets. We have been placing concerted emphasis on allocating our resources toward higher margin products using modifications of existing product lines to create new, higher margin garments sold into new vertical markets. This capability is somewhat unique to Lakeland because we own our own manufacturing facilities and employ a highly trained workforce spanning five countries on three continents.”

“The increases in gross profits and gross margin as a percentage of net sales in the first quarter were driven by sales of higher margin products targeted at new vertical markets and a more favorable product mix along with successful labor and raw material cost management. Operating income improvements reflect lower costs overall which were partially offset by increased spending on new product development and more progressive marketing campaigns including additions to our global salesforce. For a second consecutive quarter we decreased our year-over-year operating expenses.”

“Higher revenues and improvements in our cost structure have allowed us to further strengthen our balance sheet even while we invested in future growth opportunities. Inventories declined by 10% from the beginning of the period, although we have reduced the total number of different sku(s) we carry while slowly introducing new products which have seen gradual ramping of sales. Free cash flow absent exigent revenue generating circumstances came in at the highest quarterly level in years at $2.2 million, an increase of approximately 200% from the first quarter of fiscal 2017. The Company’s cash balance at April 30, 2017 was in excess of $11.8 million, an increase of 14% from the beginning of the fiscal year. During the same period, total debt was reduced by 47% to $3.1 million.”

“With a strengthened balance sheet, all major global operations turning a profit in the first quarter and productivity and market share enhancement strategies in place, we are well positioned for continued growth during the balance of the year and beyond.”

Fiscal 2018 First Quarter Financial Results

Net sales increased to $23.0 million for the three months ended April 30, 2017 compared to $20.4 million for the three months ended April 30, 2016, an increase of 12.7%. On a consolidated basis in U.S. currency for the first quarter of fiscal 2018, domestic sales were $12.7 million or 55% of total revenues and international sales were $10.3 million or 45% of total revenues. This compares with domestic sales of $12.2 million or 60% of the total, and internationals sales of $8.2 million or 40% of the total in the same period of fiscal 2017.

Sales in the USA increased $0.5 million or over 4%, primarily due to increased sales to strategic fire distributors and increased sales in the fire retardant (“FR”) woven coveralls market. USA sales of disposables, chemicals, and reflective apparel were $10.2 million, while wovens and fire protection sales combined for an increase of $700,000 or 38.6%, mostly due to focused penetration of strategic fire distributors who support and market the Company’s fire gear and increased sales of FR garments.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim increased $2.1 million or 25% as industrial activity improved and several larger customers began replacing depleted inventories. Canada sales remained level at $1.8 million as that country continues to experience an oil and gas turnaround requiring protective wear. UK sales decreased by $0.3 million or 10.7% mostly due to uncertainty in the economy as a result of Brexit which also impacted its currency when reported in the U.S. Russia and Kazakhstan sales combined increased $0.1 million or 16.5%, and Latin America sales increased $0.7 million or 84.4% due to resolution of supply chain issues and an overall increase in industrial activity.

Gross profit increased $1.8 million or 26.3% to $8.6 million for the three months ended April 30, 2017, from $6.8 million for the three months ended April 30, 2016. Gross profit as a percentage of net sales increased to 37.3% for the period ended April 30, 2017, from 33.3% for the three months ended April 30, 2016. Major factors driving gross margins were:

•	Disposable product gross margins increased 2.1 percentage points as the Company continues to contain cost and maximize production efficiency along with new marketing strategies
•	Chemical product gross margin increased by 4.1 percentage points and fire protection product gross margin increased 12.2 percentage points due primarily to a reduction in force in the USA to move production to more cost effective facilities in Mexico and/or China during 1Q17 which resulted in severance payments in that quarter
•	Fire protection and FR apparel sales benefited from new sales and marketing initiatives targeting specific vertical segments and penetration of key distributor customers
•	Wovens gross margins increased 14.0 percentage points as the Company increased sales of higher margin FR products into the pipeline industry
•	Reflective gross margins decreased 1.5 percentage points as a result of product mix
•	UK gross margins decreased 3.6 percentage points as a result of lower sales volume amid Brexit and product mix variations

Operating expenses decreased 7.9% from $6.6 million for the three months ended April 30, 2016 to $6.1 million for the three months ended April 30, 2017. Operating expense as a percentage of net sales was 26.5% for the three months ended April 30, 2017, an improvement from 32.4% for the three months ended April 30, 2016. The main factors for the decrease in operating expenses are a $200,000 decrease in payroll administration and a $200,000 decrease in officer salaries resulting from the reversal of payroll accruals and the reduction of one officer due to retirement and one vice president due to resignation, partially offset by a $100,000 increase in commissions based on higher sales volume.

Operating income increased to $2.5 million for the three months ended April 30, 2017, from $169,000 for the three months ended April 30, 2016, mainly as a result of stronger sales volume and reduced operating expenses. Operating margins were 10.8% for the three months ended April 30, 2017, compared to 0.8% for the three months ended April 30, 2016.

Net income increased to $1.7 million for the three months ended April 30, 2017 from nominal net income of $3,000 for the three months ended April 30, 2016. The results for three months ended April 30, 2017 are primarily due to higher sales volume than in the prior period as well as continuing cost containment efforts.

As of April 30, 2017, Lakeland had cash and cash equivalents of approximately $11.8 million and working capital of $49.9 million. Cash and cash equivalents increased $1.5 million or 14.4% from the beginning of the fiscal year, while working capital increased by $2.1 million for an improvement of 4.4%. The Company’s $15 million revolving credit facility had $2.4 million of borrowings outstanding as of April 30, 2017, a reduction of 51% from the outstanding amount of $4.9 million at the beginning of the fiscal year, and availability of $12.6 million at the start of the fiscal 2018 second quarter. Total debt outstanding at April 30, 2017 was $3.1 million, down from $5.8 million at January 31, 2017 and $13.4 million at January 31, 2016. In May 2017, the Company entered into a new loan facility providing for greater availability and improved terms.

The Company incurred capital expenditures of approximately $141,000 during the first quarter of fiscal year 2018. Total capital expenditures for the fiscal year is budgeted at approximately $1.0 million, which includes the cost for a phased global rollout of a new enterprise resource planning (“ERP”) system.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2018 first quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through June 21, 2017, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10107597.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000)

Reconciliation to GAAP Results

	Quarter Ended April 30, 2017	Quarter Ended April 30, 2016

Net sales	$22,961	$20,369
Period over period growth	12.7%	-----
Gross profit	8,558	6,776
Gross profit %	37.3%	33.3%
Operating expenses	6,085	6,607
Operating expenses as a percentage of sales	26.5%	32.4%
Operating income	2,473	169
Operating income as a percentage of sales	10.8%	0.8%
Interest expense	76	198
Other income, net	2	8
Pretax income (loss)	2,399	(21)
Income tax expense (benefit)	688	(24)
Net income	$1,711	$3

Weighted average shares for EPS-Basic	7,263,774	7,254,162
Net income per share	$0.24	$0.00

Operating income	$2,473	$169
Depreciation and amortization	186	287
Other income, net	2	8
EBITDA	2,661	464
Equity Compensation	99	130
USA Severance Associated with Restructure	-----	309
Adjusted EBITDA	2,760	903
Cash paid for taxes (foreign)	(384)	(132)
Capital expenditures	(141)	(30)
Free cash flow	$2,235	$741

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS	April 30,	January 31,
	2017	2017
Current assets	($000’s)
Cash and cash equivalents	$11,848	$10,365
Accounts receivable, net of allowance for doubtful accounts of $340 and $417 at April 30, 2017 and January 31, 2017, respectively	12,689	10,704
Inventories, net of allowance of $2,528 and $2,305 at April 30, 2017 and January 31, 2017, respectively	32,088	35,535
Prepaid VAT tax	1,202	1,361
Other current assets	2,156	2,121
Total current assets	59,983	60,086
Property and equipment, net	8,432	8,527
Assets held for sale	901	901
Deferred income tax	13,210	13,515
Prepaid VAT and other taxes	484	478
Other assets	91	176
Goodwill	871	871
Total assets	$83,972	$84,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,263	$4,928
Accrued compensation and benefits	1,101	1,311
Other accrued expenses	1,276	1,018
Current maturity of long-term debt	50	50
Short-term borrowings	9	153
Borrowings under revolving credit facility	2,363	4,865
Total current liabilities	10,062	12,325
Long-term portion of debt	678	716
VAT taxes payable	6	6
Total liabilities	10,746	13,047
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $.01 par; authorized 10,000,000 shares, Issued 7,620,861 and 7,620,215; outstanding 7,264,420 and 7,263,774 at April 30, 2017 and January 31, 2017, respectively	76	76
Treasury stock, at cost; 356,441 shares at April 30, 2017 and January 31, 2017	(3,352)	(3,352)
Additional paid-in capital	64,862	64,764
Retained earnings	14,112	12,401
Accumulated other comprehensive loss	(2,472)	(2,382)
Total stockholders' equity	73,226	71,507
Total liabilities and stockholders' equity	$83,972	$84,554

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	April 30,
	($000’s except for share information)
	2017	2016
Net sales	$22,961	$20,369
Cost of goods sold	14,403	13,593
Gross profit	8,558	6,776
Operating expenses	6,085	6,607
Operating profit	2,473	169
Other income, net	2	8
Interest expense	76	198
Income (loss) before taxes	2,399	(21)
Income tax expense (benefit)	688	(24)

Net income	$1,711	$3
Net income per common share:
Basic	$0.24	$0.00
Diluted	$0.23	$0.00

Weighted average common shares outstanding:
Basic	7,263,774	7,254,162
Diluted	7,353,660	7,324,583